RELATED PARTY LOAN AGREEMENT AND PROMISSORY NOTE

$1,000,000.00
12-Month Note

Wilmington, Delaware
Effective Date: January 22, 2025

1. LOAN AMOUNT

Principal Loan Amount: Subject to the terms and conditions herein, EM1 Capital LLC ("EM1" or "Lender") has agreed to advance a loan in favor of Limitless Films, Inc. ("LFI"), the total sum of One Million Dollars and No Cents ($1,000,000.00), in order for LFI to perform its payment obligations in connection with that certain Bridge Loan Agreement currently being finalized by and between LFI and Gentlemen Thief LLC, with respect to the feature film currently entitled "The Gentleman Thief". LFI, a subsidiary of a publicly traded company,

EM1 is solely owned and managed by Jaspreet Mathur. LFI is a subsidiary of Limitless X Holdings, Inc. of which Mr. Mathur is the CEO, Chairman of the Board, and a significant shareholder. This agreement and note is intended to memorialize a related party loan between the entities which was required for LFI to meet a key business objective.

2. LFI'S PROMISE TO PAY

For value received, LFI promises to pay to the order of "EM1 Capital LLC", including its agents, successors, and assigns, at 30 N. Gould St., Suite 27689, Sheridan WY 82801, or at such other address as the EM1 hereof may from time to time in writing designate, at the times specified below, in lawful money of the United States of America, the principal sum of One Million Dollars and No Cents ($1,000,000.00) together with interest at the rate of five percent (5.0%) per annum thereon for a term of 12 months.

3. PAYMENTS

LFI will pay to EM1 the Total Balance, which includes principal and interest, on or before the Maturity Date, defined herein as the 12-month anniversary of the Effective Date, or January 22, 2026, unless otherwise agreed in writing by the Parties.

4. DEFAULT

Upon the occurrence of any of the following "Events of Default", at the option of EM1, all sums of principal and interest on this Note shall be immediately due and payable, without presentment, protest, notice of protest, notice of nonpayment or dishonor, or other notices or demands of any kind whatsoever, all of which are hereby expressly waived by LFI: (a) failure of LFI to pay any installment when due under this Note, which failure is not cured within five (5) business days from receipt by LFI of a written or verbal notice from EM1, including via email; (b) filing by or against LFI of a petition in bankruptcy or for relief under any bankruptcy or similar laws or for a receiver for LFI or any property thereof; or (c) attachment, seizure, foreclosure or sequestration of or with respect to any property of LFI.

Upon any demand or Event of Default, LFI shall pay to EM1 all costs and expenses of collection, including, without limitation, reasonable attorneys' fees and legal costs incurred or

paid by EM1 on account of such collection, whether or not suit is instituted. Failure by EM1 hereof to declare a default shall not constitute a waiver of any subsequent default. Acceptance of payment in arrears shall not waive or affect the right to accelerate this Note.

After acceleration of the indebtedness evidenced by this Note, such indebtedness shall continue to bear interest at the rate set forth herein. All remedies of EM1 under this Note are cumulative and in addition to any other remedies provided for by law or in equity, and may otherwise to the extent permitted by law, be exercised separately and the exercise of any one remedy shall not be deemed to be an election of such remedy only, to the exclusion of all others.

4. NOTICE

Any notice, demand or other communication under this Note shall be in writing and shall be deemed to have been given on the date of service, if served personally on the party to whom notice is to be given, or upon receipt if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed to the address above or such other address the Parties may designate in writing hereafter.

EM1 or LFI may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth in this paragraph.

5. MISCELLANEOUS PROVISIONS

Time is of the essence with respect to all of the obligations of Maker under this Note. This Note will be considered to have been executed and delivered, and to be performed in New Castle County, Delaware for all purposes including jurisdiction and venue of any proceedings to enforce the Agreement. Each Party waives any argument based on forum non conveniens or similar provisions of law relating to the place of trial. This Note shall be interpreted under Delaware law, without regard to Delaware law regarding choice of law or conflicts of laws.

The undersigned expressly agrees that this Note or any payment under this Note may be extended by EM1 from time to time without in any way affecting the liability of the undersigned hereunder.

If any provision or any word, term, clause, or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provision shall not be affected and shall remain in full force and effect. To the extent that any term of this Note conflicts with any law, the conflicting term shall be limited only to the extent necessary to comply with said law.

Any of the terms or conditions of this Note may be waived by EM1 in writing, but no such waiver shall affect or impair the rights of EM1 to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Note.

This Note shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, and successors in interest of the parties hereto. LFI may not assign the obligations created herein. EM1 may assign this Note.

No modification, amendment, or waiver of any provisions of this Note shall be binding upon any party unless made in writing and signed by that party or by a duly authorized officer or agent that that party. Each party has had the opportunity to consult and/or has consulted with legal counsel prior to executing this Note.

LFI may prepay principal at any time, and from time to time, without penalty.

EM1:

By: ______________________
Jaspreet Mathur, Manager

LFI:

____
Limitless X Holdings, Inc.
By Danielle Young, COO